UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, Alan Grahame submitted his resignation, effective February 16, 2015 (the “Termination Date”), as Senior Vice President, Worldwide Sales of Ixia (the “Company”). In connection with his resignation and the termination of his employment, Mr. Grahame is eligible to receive severance benefits under the Company’s Officer Severance Plan (As Amended and Restated effective January 1, 2009), as amended (as amended, the “2009 Severance Plan”), subject to his compliance with the terms and conditions of the 2009 Severance Plan, including his timely execution and delivery of an employment separation agreement (the “Separation Agreement”). Mr. Grahame will have the right to revoke the Separation Agreement by giving written notice to the Company within seven days after he delivers it to the Company. In the event of any such revocation, the Separation Agreement will not be effective, and Mr. Grahame will not receive benefits under the 2009 Severance Plan.

Mr. Grahame’s benefits under the 2009 Severance Plan will include cash compensation in the amount of $526,350, payable in installments over a 12-month period, and continued health care insurance coverage for 18 months following the Termination Date. In addition, pursuant to the terms of the 2009 Severance Plan, upon the Termination Date, all of Mr. Grahame’s unvested equity incentives that would have vested within 12 months following his Termination Date will automatically vest in full and, in the case of stock options, become immediately exercisable.

In connection with the termination of Mr. Grahame’s employment and provided that he timely executes, returns, and does not revoke his Separation Agreement, the Company will also pay to him additional cash compensation of $30,000.

The Company’s Officer Severance Plan (As Amended and Restated effective January 1, 2009) is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2009. Amendment No. 1 thereto is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed with the SEC on April 4, 2013.

Item 8.01 Other Events.

The Company has scheduled its 2015 annual meeting of shareholders (the “2015 Annual Meeting”) to be held on June 1, 2015. Because the scheduled date of the 2015 Annual Meeting represents a change of more than 30 days from the anniversary date of the Company’s 2014 annual meeting of shareholders held on July 18, 2014, the Company is advising its shareholders of the deadlines set forth below in this Item 8.01.

Shareholder Proposals to be Considered for Inclusion in Ixia’s Proxy Materials for the 2015 Annual Meeting. In order for a shareholder proposal that is submitted in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, to be considered for inclusion in the Company’s proxy materials relating to the 2015 Annual Meeting, the proposal must be received by the Company on or before February 26, 2015. Any such proposal should be addressed to the Company’s Corporate

Secretary at the Company’s principal executive offices at 26601 West Agoura Road, Calabasas, California 91302. Any such proposal must also comply with the requirements of Rule 14a-8 and other applicable law or otherwise it may be omitted by the Company from its proxy materials.

Other Shareholder Proposals for Presentation at the 2015 Annual Meeting. Shareholder proposals that are intended to be brought before the 2015 Annual Meeting but that are not intended for inclusion in the Company’s proxy materials must be received by the Company on or before January 30, 2015 in order to be considered submitted timely in accordance with the requirements set forth in the Company’s Bylaws, as amended (the “Bylaws”). Any such proposal must also comply with all other requirements set forth in the Bylaws and should be addressed to the Company’s Corporate Secretary at the Company’s principal executive offices at 26601 West Agoura Road, Calabasas, California 91302.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: January 20, 2015	By:	/s/ Matthew S. Alexander
Matthew S. Alexander
Vice President, General Counsel, and Corporate Secretary